Exhibit 10.02

VERISIGN, INC.

2006 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

This Stock Option Agreement (this “Agreement”) is made and entered into as of the Date of Grant set forth below (the “Date of Grant”) by and between VeriSign, Inc., a Delaware corporation (the “Company”), and the Optionee named below (“Optionee”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Company’s 2006 Equity Incentive Plan (the “Plan”).

Optionee:

Total Option Shares:

Exercise Price per Share:

Date of Grant:

First Vesting Date:	First anniversary of the Date of Grant

Expiration Date:
(unless earlier terminated under Section 3 hereof)

Type of Stock Option:	Nonqualified Stock Option (“NQSO”)

1. Grant of Option. The Company hereby grants to Optionee a nonqualified stock option (this “Option”) to purchase up to the total number of shares of Common Stock of the Company set forth above as Total Option Shares (collectively, the “Shares”) at the Exercise Price Per Share set forth above (the “Exercise Price”), subject to all of the terms and conditions of this Agreement and the Plan.

2. Vesting; Exercise Period.

2.1 Vesting of Shares. This Option shall be exercisable as it vests. Subject to the terms and conditions of the Plan and this Agreement, this Option shall vest and become exercisable as to portions of the Shares as follows: (a) this Option shall not be exercisable with respect to any of the Shares until the First Vesting Date set forth above; (b) if Optionee has continuously provided services to the Company, or any Parent or Subsidiary of the Company, then on the First Vesting Date, this Option shall become exercisable as to 25% of the Shares; and (c) thereafter this Option shall become exercisable as to an additional 6.25% of the Shares on each quarterly anniversary of the First Vesting Date, provided that Optionee has continuously provided services to the Company, or any Parent or Subsidiary of the Company, at all times during the relevant quarter. This Option shall cease to vest upon Optionee’s Termination and Optionee shall in no event be entitled under this Option to purchase a number of shares of the Company’s Common Stock greater than the “Total Option Shares.”

2.2 Vesting of Options. Shares that are vested pursuant to the schedule set forth in Section 2.1 hereof are “Vested Shares.” Shares that are not vested pursuant to the schedule set forth in Section 2.1 hereof are “Unvested Shares.”

2.3 Expiration. This Option shall expire on the Expiration Date set forth above and must be exercised, if at all, on or before the earlier of the Expiration Date or the date on which this Option is earlier terminated in accordance with the provisions of Section 3 hereof.

3. Termination.

3.1 Termination for Any Reason Except Death, Disability or Cause. If Optionee is Terminated for any reason except Optionee’s death, Disability or Cause, then this Option shall terminate on Optionee’s date of Termination as to any Unvested Shares, and this Option, to the extent (and only to the extent) that it is vested in accordance with the schedule set forth in Section 2.1 hereof on the Termination Date, may be exercised by Optionee no later than three (3) months after the Termination Date, but in any event no later than the Expiration Date.

3.2 Termination Because of Death or Disability. If Optionee is Terminated because of death or Disability of Optionee (or the Optionee dies within three (3) months after Termination other than for Cause or because of Disability), then this Option shall terminate on Optionee’s date of Termination as to any Unvested Shares, and this Option, to the extent that it is vested in accordance with the schedule set forth in Section 2.1 hereof on the Termination Date, may be exercised by Optionee (or Optionee’s legal representative or authorized assignee) no later than twelve (12) months after the Termination Date, but in any event no later than the Expiration Date. Any exercise after three (3) months after the Termination Date when the Termination is for any reason other than Optionee’s death or disability, within the meaning of Code Section 22(e)(3), shall be deemed to be the exercise of a nonqualified stock option.

3.3 Termination for Cause. If Optionee is Terminated for Cause, this Option will expire on the Optionee’s date of Termination.

3.4 No Obligation to Employ. Nothing in the Plan or this Agreement shall confer on Optionee any right to continue in the employ of, or other relationship with, the Company or any Parent or Subsidiary of the Company, or limit in any way the right of the Company or any Parent or Subsidiary of the Company to terminate Optionee’s employment or other relationship at any time, with or without Cause.

4. Manner of Exercise.

4.1 Stock Option Exercise. To exercise this Option, Optionee (or in the case of exercise after Optionee’s death, Optionee’s executor, administrator, heir or legatee, as the case may be) must activate her/his E*Trade VeriSign Employee Stock Plan account (“E*Trade”) at https://us.etrade.com/e/t/user/login_sp . Once the E*Trade VeriSign Employee Stock Plan account has been activated, the exercise(s) can be executed on-line with E*Trade (the “Online Exercise Agreement”) or by following such other procedures as may be approved by the Company from time to time. If someone other than Optionee exercises this Option, then such person must submit documentation reasonably acceptable to the Company that such person has the right to exercise this Option.

4.2 Limitations on Exercise. This Option may not be exercised unless such exercise is in compliance with all applicable federal and state securities laws, as they are in effect on the date of exercise.

4.3 Payment. The Online Exercise Agreement (or other forms approved by the Company) shall be accompanied by full payment of the Exercise Price for the Shares being purchased in cash (by check), or where permitted by law:

(a) by cancellation of indebtedness of the Company to the Optionee;

(b) by surrender of shares of the Company’s Common Stock that either: (1) have been owned by Optionee for more than six (6) months and have been paid for within the meaning of SEC Rule 144 (and, if such shares were purchased from the Company by use of a promissory note, such note has been fully paid with respect to such shares); or (2) were obtained by Optionee in the open public market; and (3) are clear of all liens, claims, encumbrances or security interests;

(c) by waiver of compensation due or accrued to Optionee for services rendered to the Company;

(d) provided that a public market for the Company’s Common Stock exists: (1) through a “same day sale” commitment from Optionee and a broker-dealer that is a member of the Financial Industry Regulatory

Authority (a “FINRA Dealer”) whereby Optionee irrevocably elects to exercise this Option and to sell a portion of the Shares so purchased to pay for the Exercise Price and whereby the FINRA Dealer irrevocably commits upon receipt of such Shares to forward the exercise price directly to the Company; or (2) through a “margin” commitment from Optionee and a FINRA Dealer whereby Optionee irrevocably elects to exercise this Option and to pledge the Shares so purchased to the FINRA Dealer in a margin account as security for a loan from the FINRA Dealer in the amount of the Exercise Price, and whereby the FINRA Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or

(e) by any combination of the foregoing.

4.4 Tax Withholding. Prior to the issuance of the Shares upon exercise of this Option, Optionee must pay or provide for any applicable federal or state withholding obligations of the Company. If the Committee permits, Optionee may provide for payment of withholding taxes upon exercise of this Option by requesting that the Company retain Shares with a Fair Market Value equal to the minimum amount of taxes required to be withheld. In such case, the Company shall issue the net number of Shares to the Optionee by deducting the Shares retained from the Shares issuable upon exercise.

4.5 Issuance of Shares. Provided that the exercise and payment are in form and substance satisfactory to counsel for the Company, the Company shall issue the Shares to Optionee’s E*Trade VeriSign Employee Stock Plan account, Optionee’s authorized assignee, or Optionee’s legal representative or shall deliver certificates representing the Shares with the appropriate legends affixed thereto. Notwithstanding the issuance of the Shares or the delivery of one or more stock certificates for such Shares, the Shares shall be subject to applicable restrictions on transfer or sale, if any, as may be set forth in Optionee’s written employment or service contract with the Company or pursuant to any policy adopted by the Company, now or hereafter existing, that imposes stock ownership requirements, stock retention requirements or stock sale restrictions on Optionee. To enforce any restrictions or requirements on Optionee’s Shares, the Committee may require Optionee to deposit all certificates, together with stock powers or other instruments of transfer approved by the Committee appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions or requirements have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions or requirements to be placed on the certificates.

5. Compliance with Laws and Regulations. The exercise of this Option and the issuance and transfer of Shares shall be subject to compliance by the Company and Optionee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s Common Stock may be listed at the time of such issuance or transfer. Optionee understands that the Company is under no obligation to register or qualify the Shares with the SEC, any state securities commission or any stock exchange to effect such compliance.

6. VeriSign Incentive Compensation Recovery Policy in the Case of Inaccurate Financial Statements. The Committee has adopted an incentive compensation recovery policy ( the “Policy”) which applies to all Section 16 executive officers and such other officers as the Committee may designate. The Policy applies whenever there is an inaccurate financial statement, and, as a result, a covered executive has received materially more incentive compensation than would have otherwise occurred. To the extent you are subject to the Policy, you agree that the Committee has discretion to seek recovery of any such overpayment received under this Agreement per the terms of the Policy.

7. Nontransferability of Option. This Option may not be transferred in any manner other than under the terms and conditions of the Plan or by will or by the laws of descent and distribution and may be exercised during the lifetime of Optionee only by Optionee. The terms of this Option shall be binding upon the executors, administrators, successors and assigns of Optionee.

8. Tax Consequences. Set forth below is a brief summary as of the date the Board adopted the Plan of some of the federal tax consequences of exercise of this Option and disposition of the Shares. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. OPTIONEE SHOULD CONSULT A TAX ADVISOR BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.

8.1 Exercise of Nonqualified Stock Option. There may be a regular federal income tax liability upon the exercise of this Option. Optionee will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the fair market value of the Shares on the date of exercise over the Exercise Price. The Company may be required to withhold from Optionee’s compensation or collect from Optionee and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income at the time of exercise.

8.2 Disposition of Shares. The sale of any shares received pursuant to the exercise of the NQSO is generally treated as capital gain or loss. If the Shares are held for more than twelve (12) months after the date of the transfer of the Shares pursuant to the exercise of an NQSO, any gain or loss realized on disposition of the Shares will be treated as long-term capital gain or loss.

9. Privileges of Stock Ownership. Optionee shall not have any of the rights of a stockholder with respect to any Shares until the Shares are issued to Optionee.

10. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by Optionee or the Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and Optionee.

11. Entire Agreement; Modification. The Plan is incorporated herein by reference. This Agreement and the Plan and the exercise process constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior understandings and agreements with respect to such subject matter. This Agreement may be amended only by a written instrument executed by an authorized representative of the Company and effectively given to the Optionee pursuant to the methods of delivery set forth in Section 12 below. Any such amendment shall be deemed effective thirty (30) calendar days after the date on which it is effectively given to the Optionee as described in Section 12 below, provided the Optionee does not provide the Company with a written notice within that thirty (30) day period rejecting the amendment.

12. Notices. Any notice required to be given or delivered to the Company shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing (including email) and addressed to Optionee at the Optionee’s Company email address, the address of record or to such other address as Optionee may designate in writing from time to time to the Company or may be posted on the Optionee’s E*Trade VeriSign employee stock plan account at www.etrade.com. All notices shall be deemed effectively given upon personal delivery, (i) three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested), (ii) one (1) business day after its deposit with any return receipt express courier (prepaid), (iii) one (1) business day after transmission by fax or telecopier, (iv) upon receipt if sent by the Company to the Optionee’s email address at the Company, or (v) upon posting on the Optionee’s E*Trade VeriSign employee stock plan account at www.etrade.com.

13. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Optionee and Optionee’s heirs, executors, administrators, legal representatives, successors and assigns.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without regard to that body of law pertaining to choice of law or conflict of law.

15. Acceptance. Optionee hereby acknowledges receipt of a copy of the Plan and this Agreement. Optionee has read and understands the terms and provisions thereof, and accepts this Option subject to all the terms and conditions of the Plan and this Agreement. Optionee acknowledges that there may be adverse tax consequences upon exercise of this Option or disposition of the Shares and that the Company recommends that Optionee should consult a tax advisor prior to such exercise or disposition. In the event that upon the 30th day after the Date of Grant, Optionee has not refused the Option by notice to the Company pursuant to Section 12 hereof, Optionee shall be deemed to have accepted the Option subject to all the terms and conditions of the Plan and the Agreement.

Please sign your name in the space provided below on this Stock Option Agreement and return an executed copy to: Stock Administration, Attn: Linda Hart, VeriSign, Inc., 487 East Middlefield Road, Mountain View, CA 94043.

VERISIGN, INC.	OPTIONEE

By:
(Signature)

(Please print name)	(Please print name)

(Please print title)

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